UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2021

MACQUARIE INFRASTRUCTURE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32384 Commission File Number	43-2052503 (I.R.S. Employer Identification Number)

125 West 55th Street, New York, New York (Address of principal executive offices)	10019 (Zip code)

(212) 231-1000 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02.          Termination of a Material Definitive Agreement.

In connection with the previously announced completion of the sale by Macquarie Infrastructure Corporation (the “Company”) of its International-Matex Tank Terminals business, all commitments under the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of January 3, 2018, among the Company, as borrower, MIC Ohana Corporation, as guarantor, J.P. Morgan Chase Bank, N.A. , as administrative agent and the lenders party thereto, were terminated effective January 19, 2021. The Credit Agreement provided for up to $600 million in revolving credit facility borrowings.  There were no borrowings outstanding under the Credit agreement at the date of termination.

In the ordinary course of business, certain lenders under the Credit Agreement and their related entities have provided, and may in the future provide, investment banking and commercial banking or other financial services to the Company for which they have received, and may in the future receive, customary compensation and expense reimbursement. Macquarie Capital Funding LLC, a lender under the Credit Agreement, is an affiliate of the Company’s manager, Macquarie Infrastructure Management (USA) Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2021

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ Christopher Frost
Name: Christopher Frost
Title: Chief Executive Officer